CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Aggregate Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)

Common Stock, par value $0.25 per share	5,583,375	$18.00	$100,500,750	$12,513

(1)	Pursuant to Rules 415(a)(6) and 457(p) under the Securities Act, the registrant is carrying forward to this current Form S-3 $58,100 in registration fees that were previously paid in connection with a registration statement on Form S-3 (Registration No. 333-203776) filed with the SEC on May 1, 2015, or the Prior Form S-3, which Prior Form S-3 has terminated. No securities were sold under the Prior Form S-3. As a result, the $12,513 registration fee for the 5,583,375 shares of common stock to be registered hereunder has been fully offset against the registration fees that were previously paid in connection with the Prior Form S-3, leaving $45,587 in registration fees under the Prior Form S-3 available to be offset against future registration.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-224727

PROSPECTUS SUPPLEMENT
(to Prospectus dated May 7, 2018)

4,855,109 Shares

GRIFFON CORPORATION

Common Stock

The selling stockholder identified in this prospectus supplement is offering 4,855,109 shares of our common stock. We will not receive any proceeds from the sale of any shares by the selling stockholder.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “GFF.” On June 14, 2018, the last reported sale price of our common stock on the NYSE was $18.65 per share.

	Per share	Total
Public offering price	$18.00	$87,391,962
Underwriting discounts and commissions(1)	$0.9450	$4,588,078
Proceeds to the selling stockholder before expenses(2)	$17.0550	$82,803,884

(1)	See “Underwriting (Conflicts of Interest)”

(2)	We have agreed to pay certain expenses of the selling stockholder incurred in connection with the sale of the shares offered hereby.

The selling stockholder has granted the underwriters an option for a period of 30 days to purchase an additional 728,266 shares of common stock from the selling stockholder at the initial price to the public less the underwriting discounts. If the underwriters exercise their option in full, the total underwriting discounts and commissions payable by the selling stockholder will be $5,276,289, and the total proceeds to the selling stockholder will be $95,224,461. Assuming that the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder, then after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

INVESTING IN OUR SECURITIES INVOLVES RISK. SEE “RISK FACTORS” BEGINNING ON PAGE S-18 OF THIS PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE DECIDING TO INVEST IN ANY OF OUR SECURITIES.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Delivery of the shares of common stock is expected to be made on or about June 19, 2018.

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

Baird	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

CJS Securities	Sidoti & Company, LLC

The date of this prospectus supplement is June 14, 2018.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts: a prospectus supplement and an accompanying prospectus dated May 7, 2018. This prospectus supplement is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act utilizing a “shelf” registration process.

This prospectus supplement, which describes certain matters relating to us and the specific terms of this offering of shares of our common stock, adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. Generally, when we refer to this document, we are referring to both parts of this document combined. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing in our common stock. The accompanying prospectus gives more general information, some of which may not apply to the shares of common stock offered by this prospectus supplement. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, you should rely on the information contained in this prospectus supplement.

The rules of the SEC allow us to incorporate by reference information into this prospectus supplement. This information incorporated, or deemed to be incorporated, by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC, to the extent incorporated, or deemed to be incorporated, by reference will automatically update and supersede this information. If the information contained in this prospectus supplement differs or varies from the information contained in a document we have incorporated by reference, you should rely on the information in the more recent document. You should read both this prospectus supplement and the accompanying prospectus together with any information incorporated by reference herein before investing in our common stock. See “Where You Can Find More Information.”

We are responsible for the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any related free writing prospectus we prepare or authorize. None of us, the selling stockholder or the underwriters have authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by us is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and the accompanying prospectus are delivered or shares of common stock are sold on a later date. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. None of us, the selling stockholder or the underwriters are making an offer of the common stock in any jurisdiction where the offer is not permitted. Persons who come into possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding the purchase of the common stock offered by this prospectus supplement. None of us, the selling

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stockholder or the underwriters are making any representation to you regarding the legality of an investment in the common stock by you under applicable investment or similar laws.

As used in this prospectus supplement, “Griffon,” “we,” “our” and “us” refer to Griffon Corporation and its subsidiaries, unless stated otherwise or the context requires otherwise.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data included in this prospectus supplement and the documents incorporated by reference in this prospectus supplement from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and third-party surveys and studies generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these surveys, studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

PRESENTATION OF FINANCIAL INFORMATION

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures.” These measures are derived on the basis of methodologies other than generally accepted accounting principles in the United States, or GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:

•	a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and

•	a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.

These rules prohibit, among other things:

•	the exclusion of charges or liabilities that required, or will require, cash settlement, or would have required cash settlement absent an ability to settle in another manner; and

•

the adjustment of a non-GAAP performance measure to eliminate or smooth items identified as nonrecurring, infrequent or unusual, when the nature of the charge or gain is such that it is reasonably likely to recur within two years or there was a similar charge or gain within the prior two years.

In this prospectus supplement, we disclose non-GAAP financial measures, including Segment Adjusted EBITDA. For a reconciliation of the non-GAAP financial measures presented herein to the most comparable GAAP measures, see “Prospectus Supplement Summary—Reconciliation of Non-GAAP Financial Measures.” The non-GAAP financial measures described in this prospectus supplement are not a substitute for the GAAP measures of earnings or liquidity. We believe that the non-GAAP financial measures presented in this prospectus supplement reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results included or incorporated by reference into this prospectus supplement, provide a more complete understanding of factors and trends affecting our business. We believe that these non-GAAP financial measures are widely used by investors and are useful indicators to measure our performance. Because not all companies use identical calculations, our presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain, certain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies. Statements in this prospectus supplement and the accompanying prospectus that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others:

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by Griffon’s operating companies;

•	the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations;

•	reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin, wood and steel;

•	changes in customer demand or loss of a material customer at one of Griffon’s operating companies;

•	the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses;

•	political events that could impact the worldwide economy;

•	a downgrade in Griffon’s credit ratings;

•	changes in international economic conditions, including interest rate and currency exchange fluctuations;

•	the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation, regulatory and environmental matters;

•	unfavorable results of government agency contract audits of Griffon’s Telephonics Corporation;

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•	Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of Griffon’s operating companies;

•	possible terrorist threats and actions and their impact on the global economy.

•	the volatility of the share price of Griffon’s common stock;

•	the future dilution of shares of common stock issued pursuant to this offering;

•	the future sales of a substantial number of shares of Griffon’s common stock in the public market and any corresponding decrease in Griffon’s share price;

•

the prevention or delay in a change of control of Griffon as a result of anti-takeover provisions in Griffon’s restated certificate of incorporation, amended and restated bylaws and certain provisions of Delaware law;

•	the future issuance of shares of additional common stock or preferred stock of Griffon;

•	the payment of cash dividends on Griffon’s common stock, which is subject to the discretion of Griffon’s Board of Directors;

•	the integration of the companies Griffon acquires, including CornellCookson, Inc.;

•	Griffon’s substantial indebtedness; and

•	the impact of recent and future legislative and regulatory changes, including, without limitation, the Tax Cuts and Jobs Act of 2017.

Additional important factors that could cause the statements made in this prospectus supplement and the accompanying prospectus or actual results of operations or financial condition of Griffon to differ are discussed under the caption “Item 1A. Risk Factors” and “Special Notes Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended September 30, 2017 or in our subsequent filings with the SEC incorporated by reference herein.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment in our common stock.

Our Company

Griffon Corporation (NYSE:GFF) is a diversified management and holding company, which conducts business through wholly-owned subsidiaries with leading market shares across a variety of industries. We actively oversee the operations of these subsidiaries, providing them with a variety of services including the allocation of our resources and the management of their budgeting, liquidity and capital spending. Additionally, we provide direction and assistance in connection with operational initiatives, acquisitions, divestitures and other growth opportunities for each of our subsidiaries. We currently conduct our operations through two reportable segments: Home & Building Products, or HBP, and Defense Electronics through Telephonics Corporation, or Telephonics.

Our management team has decades of diverse industry experience with focused competencies in product development and innovation, customer and channel management and growth strategy, both organically and through acquisitions. Under the leadership of our CEO, Ronald J. Kramer, and our senior management team, we are constantly focused on improving and growing our business through implementation of best practices across our portfolio and geographies, strategic complementary acquisitions and select portfolio pruning. Our recent acquisitions of ClosetMaid LLC, or ClosetMaid, Kelkay Limited, or Kelkay, and CornellCookson, LLC., or CornellCookson, as well as the divestiture of our Clopay Plastics business, are strong evidence of our ability to transform and enhance our business.

For the twelve months ended March 31, 2018, assuming ClosetMaid, Kelkay and CornellCookson had been included in our results for the full period, we would have had revenue of $2.1 billion and Pro Forma Segment Adjusted EBITDA (as defined below) of $208.3 million*.

GRIFFON CORPORATION BUSINESS OVERVIEW

*

Trailing twelve months revenue and Segment Adjusted EBITDA as of March 31, 2018 are calculated pro forma for ClosetMaid, Kelkay and CornellCookson acquisitions. Griffon evaluates performance and allocates resources based on each segment’s operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Segment Adjusted EBITDA”). The financial results for ClosetMaid, Kelkay and CornellCookson used to derive the pro forma revenue and Segment Adjusted EBITDA for the twelve months ended March 31, 2018 were compiled in the same manner. The financial results for ClosetMaid and Kelkay do not include any adjustments to remove items that may affect comparability. The financial results for CornellCookson include adjustments of $7.2 million to remove the impact of costs primarily related to plant consolidations, product discontinuations and the associated impact of certain management compensation costs. For a reconciliation of the non-GAAP financial measures presented herein to the most comparable GAAP measures, see “—Reconciliation of Non-GAAP Financial Measures” below.

HOME & BUILDING PRODUCTS

Over the past five years, our ability to cultivate relationships and to team with strategic partners has enabled us to source and execute ten acquisitions, creating a broad portfolio of brands covering a large spectrum of home and building products. Our highly respected and recognized brands hold leading market positions in the United States, Canada, Australasia and the United Kingdom, and our most recent acquisitions of ClosetMaid and CornellCookson create cross-selling opportunities across our HBP segment. Our broad product line offering gives us a competitive advantage over other HBP suppliers by enabling us to provide our customers, which include home-centers and other mass merchandisers, with a differentiated value proposition to meet their customers’ needs.

AMES

The AMES Companies, Inc., or AMES, founded in 1774 and acquired by us in 2010, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products that make work easier for homeowners and professionals. AMES manufactures and markets a broad portfolio of long-handled tools and landscaping products. This portfolio consists of iconic brands and is anchored by four core product categories: long-handled tools, wheelbarrows, snow tools, and decorative planters and landscaping accessories. As a result of brand portfolio recognition, high product quality, industry leading service and strong customer relationships, AMES has earned market-leading positions in its four core product categories.

AMES sells products throughout North America, Australia, New Zealand and Europe through (1) retail centers, including home centers and mass merchandisers, such as The Home Depot, Inc., or Home Depot, Lowe’s Companies Inc., or Lowe’s, Wal-Mart Stores Inc., or Walmart, Canadian Tire Corporation, Limited, Costco Wholesale Corporation, Rona Inc., or Rona, Bunnings Warehouse, or Bunnings, and Woodies (with the average length of the relationship with these customers being approximately 30 years); (2) wholesale chains, including hardware stores and garden centers, such as Ace, Do-It-Best and True Value Company; and (3) industrial distributors, such as W.W. Grainger, Inc. and ORS Nasco.

AMES’ brands are among the most recognized across primary product categories in the North American, Australian and United Kingdom long-handled tools and landscaping product markets. Its brand portfolio includes AMES®, True Temper®, Garant®, Harper®, UnionTools® , Westmix™, Cyclone®, Southern Patio®, Northcote Pottery™, Nylex®, Hills®, Kelkay®, Tuscan Path®, La Hacienda®, Kelso™, and Dynamic Design™, as well as contractor-oriented brands including Razor-Back® Professional Tools and Jackson® Professional Tools. This strong portfolio of brands enables AMES to build and maintain long-standing relationships with leading retailers and distributors. In addition, given the breadth of its brand portfolio and product category depth, AMES is able to offer specific, differentiated branding strategies for key retail customers. These strategies have focused on enhancement of brand value, with the goal of de-commoditizing AMES products through the introduction of identity and functionality elements that will make each top brand unique, attractive and visually recognizable by the consumer. The visual brand transformation of the AMES® and Razor-Back® brands were completed in 2015, and the True Temper® line roll-out was completed in 2016. In addition to the brands listed, AMES also sells private label branded products, further differentiating AMES in its customer offerings.

ClosetMaid

ClosetMaid, founded in 1965 and acquired by us on October 2, 2017 for $165 million, net of post-closing adjustments and estimated tax benefits, is a leading North American manufacturer and marketer of closet organization, home storage and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers and direct-to-builder professional installers in North America. ClosetMaid designs, manufactures and sells a comprehensive portfolio of wire and wood shelving, containers, storage cabinets and other closet and home organization accessories under the highly recognized ClosetMaid brand name and other private label brands.

ClosetMaid offers a diversified and well-balanced mix of wood and wire storage and organizational solutions. ClosetMaid’s wood solutions include closet systems, cube storage, storage furniture and cabinets targeted at customers looking for functional storage with a strong aesthetic appeal and the look of quality furniture. Selected wood product brands include MasterSuite®, Suite Symphony™, Impressions™, ExpressShelf®, and SpaceCreations®. ClosetMaid’s wire solutions include wire shelving and hardware, wire accessories and kitchen storage products that provide affordable, customizable, versatile and durable solutions for single and multi-family homes. Selected wire product brands include Maximum Load®, SuperSlide® and ShelfTrack®.

ClosetMaid’s large customer base is diversified among various industries. Key retail customers of ClosetMaid include Home Depot, Target, Lowe’s and Walmart (with the average length of the relationship with these customers being greater than 30 years). ClosetMaid also works with key builders such as D.R. Horton, KB Home, Lennar and NVR. Inc., or NVR.

Clopay Building Products

Founded in 1964 and acquired by us in 1986, Clopay Building Products Company, Inc., or CBP, has grown organically and through tuck-in acquisitions to become the leading manufacturer and marketer of residential sectional garage doors, and among the largest manufacturers of commercial sectional doors, in the United States. CBP manufactures a complete line of entry door systems uniquely designed to complement its popular residential garage door styles. The majority of CBP’s sales come from home remodeling and renovation projects, with the balance from new residential housing construction and commercial building markets. Sales into the home remodeling market are driven by the aging of the housing stock, existing home sales activity, and the trends of improving both home appearance and energy efficiency.

On June 4, 2018, CBP acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180 million. After taking into account estimated tax benefits resulting from the transaction, the effective purchase price is expected to be $170 million, subject to certain adjustments. Cornell, founded in 1828, purchased Cookson, founded in 1938, in 2008. The acquisition of CornellCookson expands CBP’s existing footprint in the commercial channel and strengthens our relationships with professional dealers and installers. CBP had previously partnered with CornellCookson on customer solutions over 8 years. Consolidating the companies allows us to broaden our existing portfolio of brands, products and customers to serve the market more efficiently with multiple types of doors and creates additional exposure to adjacent markets of wood and steel doors. Similar distribution and product composition allows for potential cost savings opportunities across distribution networks and commodity purchasing. See “Recent Developments.”

CBP’s market-leading brands include Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®, as well as the newly acquired Cornell® and Cookson® commercial door brands. Clopay has been the only residential garage door brand to hold the Good Housekeeping Seal of Approval. CBP distributes its products through a wide range of distribution channels, including a national network of 51 distribution centers. Additionally, products are sold to approximately 2,100 independent professional installing dealers and to major home center retail chains including Home Depot and Menards (with the average length of the relationship with these customers being greater than 25 years). CBP maintains strong relationships with its installing dealers and believes it is the largest supplier of residential garage doors to the retail and professional installing channels in North America.

DEFENSE ELECTRONICS

Telephonics Corporation

Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions that are deployed across a wide range of land, sea and air applications. Telephonics designs, develops, manufactures and provides logistical support and lifecycle sustainment services to defense, aerospace and commercial customers worldwide. For the trailing twelve months ended March 31, 2018, approximately 61% of the segment’s sales were to the U.S. government and agencies thereof, as a prime or subcontractor, 33% to international markets and 6% to commercial markets.

Telephonics is organized into four primary business lines: Radar Systems, Communications and Surveillance, Systems Engineering Commercial Products and Telephonics Large Scale Integration (TLSI). Radar Systems specializes in maritime surveillance, search and rescue, and weather surveillance solutions.

Communications and Surveillance Systems provides intercommunication systems with wireless extensions that distribute voice and data on a variety of platforms, Identification Friend or Foe (IFF) interrogators, border surveillance systems and Air Traffic Management (ATM) products. Telephonics’ Systems Engineering Group (SEG) provides highly technical threat and radar systems engineering as well as analytic support to a wide range of customers, including the United States Missile Defense Agency and Ballistic Missile Defense Program. Commercial Products specializes in commercial audio products. TLSI is a full-service designer and provider of high-voltage, high-temperature, low-power, mixed-signal System-on-Chip (SoC) and custom Application Specific Integrated Circuits (ASICs).

To meet the unique challenges of operating in an increasingly complex industry that is faced with continued economic and budgetary pressure on U.S. defense procurement, Telephonics has adapted its core surveillance and communications products, typically used by the U.S. government and its agencies, to meet the needs of international customers in both defense and commercial markets. Telephonics’ two largest product lines include maritime surveillance radar and aircraft intercommunication management systems and as Telephonics continues to concentrate on adjacent markets to grow these product lines both domestically and internationally, the company remains focused on delivering high-quality products and services that protect military personnel and civilian interests world-wide.

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin Corporation, or Lockheed Martin, The Boeing Company, or Boeing, Northrop Grumman Corporation, or Northrop Grumman, MacDonald Dettwiler and Associates Ltd., or MacDonald Dettwiler, Airbus Military, Airbus Helicopters, Leonardo (Agusta Westland) Helicopters, or Agusta Westland, and SAAB (with the average length of the relationship with these customers being greater than 20 years), and is a prime contractor to the U.S. Department of Defense, or the DoD. The significance of each of these customers to Telephonics’ revenue fluctuates on an annual basis, based on the timing and funding of the Original Equipment Manufacturers (OEM) contract award, and the technological scope of the work required. Key products include maritime radars, identification friend or foe systems, mobile surveillance and communication systems. The significant contraction and consolidation in the U.S. and international defense industry provides opportunities for established first-tier suppliers to capitalize on existing relationships with major prime contractors and to play a larger role in defense systems development and procurement for the foreseeable future. Contract backlog at March 31, 2018 increased to $358.0 million from $332.0 million at December 31, 2017, with 67% expected to be fulfilled in the next twelve months.

Our Industries

We operate in two industries: building products and aerospace and defense.

Home & Building Products Industry Overview

We operate in the building products sector where demand for our products is heavily influenced by the repairing and remodeling, or R&R, of existing homes, construction of new homes and commercial construction expenditures. We believe that a large portion of our HBP revenue is driven by the residential repair and remodel markets. Recent industry forecasts and market data suggest that recovery in the building products industry is ongoing.

We believe the long-term growth prospects for the industry remain positive. Despite continued positive momentum in the housing recovery, current seasonally-adjusted annualized housing starts are still well below the 50-year average. According to the National Association of Home Builders, or NAHB, annual rates for new single-unit housing starts were 0.78 million and 0.85 million units in 2016 and 2017, respectively, compared to the 50-year average of 1.03 million. Annual rates for U.S. total housing starts were 1.17 million and 1.2 million units in 2016 and 2017, respectively, compared to the 50-year average of 1.4 million. According to the U.S. Census Bureau of the Department of Commerce, seasonally adjusted annual construction spending was estimated to have reached $1.285 billion in March 2018, up 3.6% from the March 2017 estimate of $1.239 billion.

Residential Improvement Expenditures

Projected growth in R&R expenditures. According to the Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies, the four-quarter moving average of homeowner improvement expenditures is expected to be $324.9 billion in the second quarter of 2018 and is expected to grow at or above 7% through the first quarter of 2019.

Aging of the Housing Stock. The Harvard University Joint Center for Housing Studies has indicated that low levels of new construction in recent years have pushed up the median age of owner occupied homes to nearly 40 years. There are currently over 74.4 million existing homeowners that will require regular investment to offset normal wear and keep these properties in working condition. The median estimated age of an owner-occupied home increased from 23 years in 1985 to 37 years in 2013, according to a 2013 American Housing Survey. We believe the aging housing stock will continue to drive demand for residential repair and remodeling projects.

Projected growth within existing home sales. Also known as resales, existing home sales represent the bulk of single-family housing transactions each year and are, therefore, one of the most important drivers. According to the National Association of Realtors, annualized, seasonally-adjusted existing home sales were 5.5 million in 2017, but are projected to grow to 5.7 million in 2019, a 1.3% compound annual growth rate.

Housing Starts. Average industry forecasts from leading associations (National Association of Homebuilders, National Association of Realtors, Mortgage Bankers Association and Fannie Mae) suggests total housing starts will grow from 1.203 million in 2017 to 1.390 million in 2019, representing a 7.5% compounded annual growth rate.

Energy efficiency. Interest in sustainable remodeling projects is increasing due to growing environmental awareness and concerns over high energy costs. We believe that consumers of environmental products will gravitate towards those building projects that offer environmental and, in turn, energy efficiency benefits.

Non-residential construction. The non-residential building products market contracted significantly during the economic downturn, but, as the economy continues to recover, this end market is expected to benefit from accompanying improvements in consumer confidence, increased consumer disposable income and greater access to financing. According to the American Institute of Architects, or AIA, inquiries for new projects accelerated in 2017, with the index rising to 62 from 58 in 2016. The Architecture Building Index, or ABI, reflected increasing demand for design services throughout most of 2017 and was 52 for the month of April, 2018 indicating that firms in aggregate were reporting an increase in activity. According to Dodge Data & Analytics, U.S. commercial & industrial construction spend is forecasted to increase by 3.3%, with volumes increasing by 2.8% in 2018 compared to 2017.

Other market considerations. Because AMES serves multiple categories of end-users ranging from individual consumers and households to industrial companies, and operates through retail and well as industrial distribution channels, it is uniquely positioned to benefit from improving conditions of consumers and their spending levels, as well as the improving conditions of industrial businesses. Additionally, a growing senior population is expected to boost spending within selected residential building products categories, particularly lawn and garden retail sales. With a large portion of the baby boomer population approaching retirement, the number of individuals with excess free time to spend on activities like home gardening is on the rise. Aging baby boomers are the fastest growing segment of the U.S. population and are driving a significant portion of the growth in the lawn and garden market. In addition, homeowners are increasingly looking at their gardens as a place of tranquility. We also believe U.S. consumers are interested in using the garden to increase their self-sufficiency and reduce grocery bills. Finally, rooftop, vertical and glasshouse gardens are expected to become part of the residential garden, particularly due to urbanization.

Aerospace and Defense Industry Overview

The defense environment has been significantly altered over the last few years through a fundamental shift in focus from a traditional “threat-based” model to one that emphasizes a broad range of capabilities needed to respond to all contingencies, with the overarching goal of full-spectrum dominance to defeat any adversary or control of any situation across the full range of military operations. This change has manifested itself through increased focus and budget allocations to develop capabilities in C4ISR (command, control, communications, computers and intelligence, surveillance and reconnaissance), unmanned systems and networked information technologies. The DoD’s emphasis on systems interoperability, advances in intelligence gathering, and the provision of real-time relevant data to battle commanders, often referred to as the common operating picture, have increased the electronic content of nearly all major military procurement and research programs.

Tightening military budgets and the emergence of information-based, network-centric warfare have led militaries around the world to become increasingly reliant on information and communication technologies. These technologies provide critical advantages in battlefield, support and logistics operations. In particular, by enhancing situational awareness (knowledge of the location and strength of friendly and unfriendly forces during battle), militaries can significantly increase the likelihood of success during a conflict. We therefore believe that, in spite of the uncertainty regarding U.S. defense spending, there is significant opportunity for growth in the international defense market for information technologies and defense electronics, which Telephonics is well positioned to benefit from.

DoD funding of $209 billion was approved for fiscal year 2018 and $237 billion of funding is anticipated to be allocated toward fiscal year 2019 procurement and research, development, test and evaluation efforts, including C4ISR capabilities, to support DoD priority modernization initiatives.

Competitive Strengths

We believe our competitive strengths include:

Leading market positions across diverse product segments

We believe that we have established leading positions across many of our HBP categories. Based on revenue, we are the leading U.S. manufacturer and global provider of long-handled tools and landscaping products for homeowners and professionals; the leading North American manufacturer and distributer of wood and wire home storage and organization products; and the leading North American manufacturer and marketer of residential garage and commercial sectional doors, rolling steel doors and grille products designed for commercial, industrial and institutional retail use. We achieved this success by developing a broad offering of high quality products and providing superior service to our customers. Our broad product line offering gives us a competitive advantage over other HBP suppliers by enabling us to provide our customers, which include home-centers and other mass merchandisers, with a differentiated value proposition to meet their own customers’ needs.

Within our product lines, Telephonics is an important supplier to large prime contractors in the defense industry such as Lockheed Martin, Boeing, Northrop Grumman, MacDonald Dettwiler, Airbus, Agusta Westland, Sikorsky Aircraft and the DoD.

Our market leadership across our subsidiaries is driven by a reputation for product innovation, high quality, strong customer service, breadth of product portfolio, strong brands and ability to compete effectively in all relevant channels.

Portfolio of highly recognized, strong Home & Building Products brands

We manage a broad portfolio of over twenty widely recognized and respected brands covering a large spectrum of home and building products with strategic positions in the U.S., Canada, Australasia and the United Kingdom. Our brands have long histories with strong established relationships that provide momentum and a solid foundation for growth.

Our leading brands, such as Clopay®, CornellCookson, AMES®, True Temper®, and ClosetMaid®, are well recognized in their respective industries. Each of our division benefits from a broader portfolio of brands, notably:

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AMES®, True Temper®, Garant®, Harper®, UnionTools®, Westmix™, Cyclone®, Southern Patio®, Northcote Pottery™, Nylex®, Hills®, Kelkay®, Tuscan Path®, La Hacienda®, Kelso™, Dynamic Design™, as well as contractor-oriented brands including Razor-Back® Professional Tools and Jackson® for the AMES division.

•	ClosetMaid®, MasterSuite®, Suite Symphony™, Impressions™, ExpressShelf®; SpaceCreations® for ClosetMaid’s wood products; and Maximum Load®, SuperSlide® and ShelfTrack® for ClosetMaid’s wire solutions.

•	Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company®, IDEAL Door® and the newly acquired Cornell® and Cookson® commercial door brands for the Clopay division.

This broad portfolio of brands enables us to offer specific, differentiated branding strategies for key customers. Our extensive product line breadth, industry-leading brands associated with premium quality products and global platform enable us to build and maintain long-standing relationships with leading retailers and distributors.

Attractive end-market outlook across our businesses

Our business segments participate in two distinct industries—building products and aerospace and defense—each with unique attributes and market drivers.

Comprising over 80% of our revenue, the HBP segment will lead our overall business in the near-term as the housing market continues to recover from its historic bottom. The Leading Indicator of Remodeling Activity estimate issued by the Harvard University Joint Center for Housing Studies calls for the four-quarter moving average of homeowner improvement expenditures to be $324.9 billion in the second quarter of 2018 and is expected to grow at or above 7% through the first quarter of 2019. We believe we will benefit from our exposure to the more resilient R&R market, which, according to IHS Economics, is forecast to experience a 2.0% compounded annual growth rate from 2017 to 2020E.

The remaining 20% of our revenue comes from the Defense Electronics industry through our subsidiary, Telephonics, which has historically been a consistent performer driven by our long-standing relationship with the U.S. government. The DoD budget is increasing from its low point of a few years ago and, as a result, we believe the defense electronics industry currently has a positive near term outlook. The annual budget of the DoD, our main customer in this segment representing over 60% of our revenue in our Telephonics division, increased by 5.4% from 2017 to 2018. Our funded backlog increased from $332.0 million at December 31, 2017 to $358.0 million at March 31, 2018, of which 67% is expected to be fulfilled in the next twelve months. This funded backlog represents unfilled firm orders for our products for which customer funding has been authorized and provides us with visibility into the segment’s performance. We see significant opportunities from an expansion of the U.S. Navy fleet; international opportunities, particularly in the Middle East and Asia; and growing border and perimeter security markets, both in the U.S. and abroad. We are positioned to benefit from the expected increase in defense spending in the next few years.

Stable and diversified customer base with long-standing relationships

In our HBP segment, we have a multi-channel distribution network that serves both the new construction and home repair and remodeling end markets through our broad customer base of specialty and wholesale distributors, retail home centers, remodeling dealers and builders.

We have developed long-standing relationships with a large, blue chip and expansive customer base. We notably serve many of the industry’s leading companies, including Home Depot, Lowe’s, Menards, Walmart, Costco, Rona, Bunnings, Woodies, Ace, True Value Company, Grainger, ORS Nasco and Canadian Tire, with the average length of relationship with these customers being greater than 20 years. In many cases, we have grown along with these customers, often maintaining sales offices adjacent to the customer to ensure efficient product placement and timely service.

We work closely with numerous mass merchants, clubs, regional retailers, co-ops and approximately 2,100 independent installing dealers. We are especially proud to be the exclusive supplier of residential garage doors for Home Depot and Menards. CBP distributes its garage doors directly to its customers from its manufacturing facilities and through its distribution centers located throughout the U.S. and Canada. ClosetMaid’s large customer base is diversified among various industries and includes key retail customers such as Home Depot, Target, Lowe’s and Walmart and key building customers such as D.R. Horton, KB Home, Lennar and NVR.

The success of our Telephonics segment has been driven by our strategic nexus with the U.S. government and its agencies, which represents over 60% of our segment’s revenues and which we have served for over 30 years. Additionally, we have been a major supplier of information and communications technologies to many of the world’s most prestigious aerospace and defense firms, including Boeing, Northrop Grumman, General Dynamics, Lockheed Martin and Airbus.

Throughout our history, we have earned a leading position with our customers by leveraging our innovative products, customer service and scale to successfully meet our partners’ product and logistical goals. We understand the strategic importance of these relationships and are highly focused on building these relationships into the future.

Track record of integrating and improving acquired businesses

Over the past five years, our ability to cultivate relationships and team with strategic partners has enabled us to source and execute ten acquisitions, creating a broad portfolio of brands covering a large spectrum of home and building products. We acquire businesses that have durable competitive strengths within their respective markets at sensible prices that have the potential for attractive long-term returns.

Our acquisition of ClosetMaid, which is in the process of being combined with our AMES business, has been immediately accretive to cash flow and earnings. We expect to leverage our distribution, manufacturing and dealer network to create cross-selling opportunities and take advantage of available cost savings opportunities across our commodity purchasing and back office operations.

The acquisition of CornellCookson expands our footprint in the commercial channel and strengthens our relationships with professional dealers and installers. CBP had previously partnered with CornellCookson on customer solutions. This consolidation of the companies allows us to broaden our existing portfolio of brands, products and customers to serve the market more efficiently with multiple types of rolling steel and sectional product offerings, and create additional exposure to adjacent markets. We believe that the similar distribution and product composition of these brands will allow us to realize savings in warehousing, distribution, manufacturing, and sourcing.

We view our ability to identify, execute and integrate acquisitions as one of our core strengths and expect that this offering will improve our financial position and flexibility, enabling us to more effectively service our customers.

Strategic actions driving margin and free cash flow improvement

From 2014 through 2017, we implemented a series of strategic actions within the HBP segment, resulting in the improvement of the Segment Adjusted EBITDA margin of HBP by 350 basis points, from 7.9% to 11.4%.

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From January 2013 through the first quarter of 2015, we improved manufacturing and distribution efficiency within AMES by closing certain U.S. manufacturing facilities and consolidating operations into our Camp Hill and Carlisle locations. In addition, we implemented a more consistent product visual brand language to reinforce our brand identity and reduce product stock keeping units, or SKUs, and further streamlined our product offerings. We estimate that these initiatives by AMES resulted in annual cash savings exceeding $10.0 million.

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In Australia, we consolidated the acquisitions of Cyclone and Northcote Pottery with our AMES business in Australia, which were initially located at 15 legacy distribution sites into 6 sites, and we integrated their operations under a unified management organization. The subsequent Australian acquisitions of Nylex, Hills and Tuscan Path have been integrated into these current sites.

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Beginning in October 2015, CBP invested in a 250,000 square foot expansion of its state-of-the-art Troy, Ohio manufacturing facility to address increased customer demand, particularly for the newer and more innovative garage door products. This allowed HBP to better address customer demand for products yielding improved mix.

In February 2018, we completed the sale of our Clopay Plastics segment to Berry Global Group, Inc. for $475.0 million. In addition to providing liquidity for subsequent acquisitions that were strategic to our HBP segment, this divestiture reduced our capital expenditure requirements as a percentage of 2017 sales, from 3.3% for Griffon, including Clopay Plastics, to 2.4% for Griffon, excluding Clopay Plastics, resulting in stronger free cash flow conversion. We expect stable cash flow generation from our operations to continue.

Strong and highly experienced management team

Our management team has decades of diverse industry experience with focused competencies in operational excellence, product development and innovation, customer and channel management and growth strategy, both organically and through acquisitions. We have a highly experienced management team with a successful track record of profitable growth and demonstrated leadership in cyclical markets, including an ability to reduce costs, improve operational efficiencies and successfully introduce new products. Griffon’s senior management team has an average of 30 years of professional experience and average of 10 years with Griffon. Our recent acquisitions of ClosetMaid and CornellCookson, as well as the strategic repositioning of our portfolio through the divestiture of our Clopay Plastics business, are strong evidence of our ability to transform and enhance our business. Our management holds, and will continue to hold, a significant equity interest in our company reflecting their confidence in, and ongoing commitment to, the future growth and success of our businesses.

Business Strategy

Pursue profitable, multi-faceted organic sales growth

We seek to deliver profitable organic revenue growth through several strategic initiatives, including product innovation, brand and marketing investment, channel management, and cross geography product introduction. These strategic initiatives will drive our sales mix to include more value-added, higher margin products.

Product innovation

We will continue to invest capital to develop new products and enhance the functionality of our existing products. In response to evolving customer requirements, we routinely update our core products and technologies and coordinate with customers at the earliest stages of new program and product development. Our product and technological developments are accomplished both through internally-funded R&D projects, as well as through strategic partnerships with customers to better serve customized demand. Our success in AMES is driven by our ability to continuously innovate high quality tools that meet customer requirements in timely order. In CBP, we continually improve our garage and rolling steel door offering through development efforts focused on characteristics such as strength, design and energy efficiency. Recent key new products include higher end foam and insulated garage doors. ClosetMaid continually improves existing products as well as develops new products to satisfy consumer needs, expand revenue opportunities, maintain or extend competitive advantages, increase market share and reduce production costs.

In order for Telephonics to continually offer affordable solutions that provide relevant and required feature, it works closely with prime customers to ensure that there is a future market for its products by investing in R&D in desired enhancements and new projects.

As an established innovator, we will continue to leverage our engineering and scientific capabilities to exceed our customers’ minimum specifications, providing them with greater performance, flexibility and value. The selection of our R&D projects is based on available opportunities in the marketplace, as well as input from our customers. Over the past 3 years, we have invested over $15.0 million in our Defense Electronics R&D initiatives per annum, representing approximately 4% of the segment’s revenue.

Brand and marketing investment

We are making meaningful investments in marketing initiatives designed to enhance the positioning of our portfolio of brands. Our HBP segment maintains a strong promotional presence, in both traditional and digital media. We believe these branding initiatives are key marketing tools for expanding our customer base, leveraging our distribution network and increasing our market share.

Channel management

We are implementing initiatives and investing in tools and technology to enhance our relationships with key customers through our multi-channel distribution platform. The goal of these new initiatives is to make it easier for our customer to source from our brands, and support their ability to sell our products in the marketplace. As one example, CBP has developed a web application, My Door®, that guides professional dealers and consumers through an easy to use visualization and pricing program, allowing them to select the optimal door for their home. To assist our professional dealers, this system also serves as an integrated order taking system to provide a quick and seamless process from customer selections to a product order.

Cross geography product introduction

We will continue to leverage our existing global relationships and market-share leading positions to target new multinational and regional customers. We will also continue to work closely with external research firms and other organizations to identify and capitalize on emerging consumer and professional end-user trends. In addition, we plan to leverage our extensive distribution network to market our existing products more broadly and to aggressively rollout our new, technologically enhanced product offerings. We have been successful in expanding our customer base in international markets and will continue to use our incumbent status on major platforms to bolster our international presence.

Maintain a strong balance sheet to maintain flexibility for future investments

We have set a long-term target leverage of 3.0x to 3.5x net debt to EBITDA, which we expect to achieve in the next 3-5 years through increased EBITDA and free cash flow. We expect to maintain sufficient liquidity to give us the ability to capitalize on “tuck-in” acquisition opportunities supporting the strategic goals of our businesses.

Continuous improvement and cost savings initiatives

We are highly focused on cost reductions and margin improvement. In addition to our existing programs, we will continue to implement new initiatives and operating strategies at the corporate and segment levels to further enhance our performance. Initiatives are developed and tracked at the segment level with corporate guidance.

Our recent actions have already helped us to improve our Segment Adjusted EBITDA margins. From 2014 through 2017, we implemented a series of strategic actions within the HBP segment, resulting in the improvement of the Segment Adjusted EBITDA margin of HBP by 350 basis points, from 7.9% to 11.4%. We believe that our focus on operational excellence will result in the continued expansion of our profit margins. We note that we are in the early stages of integration of our ClosetMaid and CornellCookson acquisitions, and expect continued margin improvement in those businesses as our cost savings initiatives are implemented.

Over the long-term, we plan to continue to optimize our manufacturing and distribution networks in existing and select new geographic markets. Where appropriate, we will continue to pursue joint ventures and other agreements to leverage the operating experience, technical expertise and local market knowledge of our strategic partners. AMES’ recent expansion into the United Kingdom includes the acquisitions of La Hacienda Limited, or La Hacienda, and Kelkay, both completed in the last 12 months.

Continue to supplement organic sales growth with strategic acquisitions

Making strategic acquisitions is an important part of our growth plan. The Home and Building Products sector, in particular the non-powered lawn and garden industry, is highly-fragmented and provides significant acquisition opportunities. AMES has completed several bolt-on acquisitions in the last 18 months, including the acquisitions of Nylex, Hills, La Hacienda, Kelkay, Tuscan Path and Harper Brush Works. These acquisitions broaden AMES’ global outdoor living and lawn and garden business, strengthen AMES’ industry leading position in Australia and support AMES’ UK expansion strategy. Nylex and Hills are highly recognized brands in Australia and further supplement AMES iconic brands. We also completed larger transactions, with the acquisition of ClosetMaid for $165 million, net of post-closing adjustments and estimated tax benefits, in October 2017, and we closed on the acquisition of CornellCookson for $170 million, net of estimated tax benefits, on June 4, 2018. As global economic conditions improve, we will continue to seek out, evaluate and, where appropriate, acquire additional businesses in the HBP and Defense Electronics markets that can benefit from our global distribution channels and offer potentially attractive returns on capital.

We have historically funded our acquisitions and other growth initiatives with cash on hand, through free cash flow generated from our business, as well as through external financing sources. The proceeds of this offering would also be available to fund these and future acquisitions. Where we have utilized debt financing, we believe we have financed such growth appropriately.

Recent Developments

Acquisition of CornellCookson

On June 4, 2018, CBP acquired CornellCookson, a leading US manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180 million subject to certain post-closing adjustments. After taking into account estimated tax benefits resulting from the transaction, the effective purchase price is approximately $170 million. In the first full year of operations, Griffon expects CornellCookson to contribute $200 million in net sales and $0.15 in earnings per share. The proposed acquisition of CornellCookson complements CBP’s existing portfolio of residential and commercial sectional doors with leading brands and products.

Corporate Information

We were incorporated in New York in 1959 and were reincorporated in Delaware in 1970. We changed our name to Griffon Corporation in 1995. Our principal executive offices are located at 712 Fifth Avenue, New York, New York 10019, and our telephone number is (212) 957-5000. Our website is located at http://www.griffon.com. We have not incorporated by reference into this prospectus supplement the information included on, or linked from, our website, and you should not consider it to be part of this prospectus supplement.

THE OFFERING

Issuer:	Griffon Corporation
Common Stock Offered by the Selling Stockholder:	4,855,109 shares
Common Stock to be Outstanding After this Offering:	45,624,500 shares
Option to Purchase Additional Shares of Common Stock:

The selling stockholder has granted the underwriters an option for a period of up to 30 days from the date of this prospectus supplement to purchase up to 728,266 additional shares of our common stock from us at the public offering price less any underwriting discounts and commissions.

Assuming that the underwriters exercise their option to purchase additional shares of common stock from the selling stockholder, then after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

Use of Proceeds:	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. See “Selling Stockholder” for more information about the selling stockholder.
Dividend Policy:

During 2017, 2016 and 2015, we declared and paid dividends totaling $0.24 per share, $0.20 per share and $0.16 per share, respectively. On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018.

We currently pay and currently intend to pay dividends on our common stock each quarter; however, payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends.

Conflicts of Interest:

Because an affiliate of Goldman Sachs & Co. LLC, an underwriter, owns greater than 10% of our outstanding common stock prior to this offering and is the selling stockholder and will receive at least 5% of the net proceeds from this offering, Goldman Sachs & Co. LLC could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our common stock. For additional information about these matters, see “Use of Proceeds” and “Underwriting (Conflicts of Interest).”

Risk Factors:	See “Risk Factors” beginning on page S-19 of this prospectus supplement and other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

NYSE Listing:	Our common stock is listed on the NYSE under the symbol “GFF.”
Stock Transfer Agent and Registrar	American Stock Transfer & Trust Co.
Outstanding Shares of Common Stock:

The number of shares of our common stock to be outstanding after this offering is based on 45,624,500 shares of common stock outstanding as of June 14, 2018, which includes 5,583,375 shares of common stock held by the selling stockholder, and excludes:

	•	350,000 shares of common stock issuable upon exercise of outstanding options as of June 14, 2018, at a weighted average exercise price of $20.00 per share; and
	•	349,328 shares of common stock issuable upon vesting of outstanding restricted stock units; and
	•	1,192,566 shares of common stock reserved for issuance under our 2016 Equity Incentive Plan; and

Unless we specifically state otherwise, this prospectus supplement reflects and assumes no exercise of outstanding options and no exercise by the underwriters of their option to purchase additional shares from the selling stockholder.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The following table reconciles our calculations of Segment Adjusted EBITDA to income before taxes from continuing operations for the twelve months ended March 31, 2018 after giving effect to the acquisitions of ClosetMaid, Kelkay and CornellCookson on a pro forma basis:

Pro Forma Twelve Months Ended March 31, 2018
(numbers in thousands)
Revenue
Home & Building Products	$1,689,408
Telephonics	373,939

Total	$2,063,347

Segment Adjusted EBITDA
Home & Building Products	$174,032
Telephonics	34,233
Clopay Plastics	52,760

Segment Adjusted EBITDA	261,025
Less: Segment Adjusted EBITDA from discontinued operations	52,760

Total Segment adjusted EBITDA from continuing operations	208,265
Net interest (expense) income	(56,711)
Segment depreciation and amortization	(57,947)
Unallocated amounts	(42,609)
Acquisition costs	(12,906)
Plant transformation costs—CornellCookson	(7,153)
Legal settlement costs	(5,137)
Cost of life insurance benefit	(2,614)

Income before taxes from continuing operations	$23,188

Plant transformation costs—CornellCookson
One version and plant transformation	$(7,657)
Normalized EBITDA driven cash bonus	2,232
Non-cash stock appreciation rights plan expenses	(1,022)
North Carolina plant (Gastonia) closing	(519)
Private company expenses	(187)

Total	$(7,153)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described below, as well as the risk factors in the documents incorporated by reference into this prospectus supplement, as updated by our subsequent filings under the Exchange Act incorporated by reference herein and in any related free writing prospectus we may authorize to be delivered to you. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

Risks Relating to Our Common Stock and this Offering

Our share price could be volatile and could decline, resulting in a substantial or complete loss on your investment.

The stock markets (including the NYSE, on which we list our common stock) have experienced significant price and volume fluctuations. As a result, the market price of our common stock could be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares, including decreases unrelated to our financial condition, operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including:

•	our financial position and operating performance and the financial position and operating performance of similar companies;

•	actual or anticipated differences in our financial position and operating results;

•	changes in our revenue or earnings estimates or recommendations by securities analysts, or our failure to meet such estimates;

•	publication of research reports about us or our industry by securities analysts;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions and departures of key personnel;

•	strategic decisions by us or our competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	the passage of legislation or other regulatory developments that adversely affect us or our industry;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented or incorporated by reference in this prospectus supplement;

•	actions by institutional stockholders;

•	changes in accounting principles;

•	terrorist acts; and

•	general market conditions, including factors unrelated to our financial condition or performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources.

Investors in this offering may experience future dilution.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into, or exchangeable for, our common stock at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell shares of our common stock or other related securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering. If the price per share at which we sell additional shares of our common stock or related securities in future transactions is less than the price per share in this offering, investors who purchase our common stock in this offering will suffer a dilution in their investment.

Future sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

Future sales of a substantial number of shares of our common stock in the public market by our existing and future stockholders, or the perception that these sales might occur, could depress the market price of our common stock and could impair our ability to raise adequate capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our common stock.

In connection with this offering, we, all of our directors and executive officers have agreed not to sell shares of common stock for 90 days following the date of this prospectus supplement, subject to certain exceptions and circumstances. However, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC may at any time release all or a portion of the common stock subject to these lock-up provisions. When determining whether or not to release any such shares subject to a lock-up agreement, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC will consider, among other factors, the holder’s reasons for requesting the release, the number or shares for which the release is being requested and the possible impact of the release of shares on the market price of our common stock. If such lock-up restrictions are waived, the affected common stock may be available for sale into the market, which could adversely affect the market price of our common stock.

Provisions in our certificate of incorporation or bylaws could prevent or delay a change in control of our company, even if such change in control would be beneficial to our shareholders.

Provisions of our restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law could discourage, delay or prevent a merger, acquisition or other change in control of our company, even if such change in control would be beneficial to our shareholders. These provisions include:

•	authorizing the issuance of “blank check” preferred stock that could be issued by our Board to increase the number of outstanding shares and thwart a takeover attempt;

•	establishing a classified Board so that not all members of our Board are elected at one time;

•	the removal of directors only for cause;

•	prohibiting the use of cumulative voting for the election of directors;

•	limiting the ability of shareholders to call special meetings or amend our amended and restated bylaws;

•	requiring all shareholder actions to be taken at a meeting of our shareholders and not by written consent; and

•	establishing advance notice and duration of ownership requirements for nominations for election to the Board or for proposing matters that can be acted upon by shareholders at shareholder meetings.

These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire. In addition, because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.

In addition, the Delaware General Corporation Law, or the DGCL, to which we are subject, prohibits us, except under specified circumstances, from engaging in any mergers, significant sales of stock or assets or business combinations with any shareholder or group of shareholders who owns at least 15% of our common stock for three years following their becoming the owner of 15% of our common stock.

We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our common stock, which could depress the price of our common stock.

Our restated certificate of incorporation authorizes us to issue one or more series of preferred stock. Our Board of Directors has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discourage bids for our common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our common stock.

Because the payment of cash dividends on our capital stock in the foreseeable future in subject to the discretion of our Board of Directors, capital appreciation may be your sole source of gain, if any.

During 2017, 2016 and 2015, we declared and paid dividends totaling $0.24 per share, $0.20 per share and $0.16 per share, respectively. On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018. We currently intend to pay dividends each quarter. Payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends. Additionally, our current debt agreements restrict and any future debt agreements may restrict us from paying dividends. As a result, if we fail to pay cash dividends on our capital stock, capital appreciation, if any, of our common stock may be your sole source of gain.

We may not be able to successfully integrate the companies we acquire, including CornellCookson, or to realize the anticipated benefits of these acquisitions.

A successful integration of the companies we acquire, including CornellCookson, with our business will depend substantially on our ability to consolidate operations, corporate cultures, systems and procedures and to eliminate redundancies and costs. We may not be able to combine our business with the businesses of these companies, including CornellCookson, without encountering difficulties, such as:

•	the loss of key employees;

•	the disruption of operations and business;

•	the retention of existing clients and the retention or transition of customers and vendors;

•	the integration of corporate cultures and maintenance of employee morale;

•	inability to maintain and increase competitive presence;

•	customer loss and revenue loss;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology and credit;

•	inability to realize the estimated tax benefits of the acquisitions;

•	problems with the assimilation of new operations, sites or personnel, which could divert resources from our regular operations; and/or

•	potential unknown liabilities associated with the companies we acquire.

Additionally, general market and economic conditions or governmental actions generally may inhibit our successful integration of the companies we acquire.

Further, we expect that these companies, including CornellCookson, will result in various benefits including, among other things, benefits relating to enhanced revenues, and increased earnings and cash flows. We believe that the acquisition of CornellCookson, as well as other acquisitions we may make, will strengthen our HBP brand portfolio, expand our manufacturing, distribution and global sourcing capabilities and provide opportunities to leverage the segment. Additionally, we expect to derive potential benefits resulting from increased scale in our HBP segment which could result in cost savings from increased purchasing power, cross selling opportunities, internal sourcing opportunities, and technological and other operating efficiencies. Achieving the anticipated benefits of the acquisition of CornellCookson is subject to a number of uncertainties, including whether we can integrate the companies we acquire in an efficient and effective manner, whether or not the expected bases or sources of cost savings opportunities produce the benefits anticipated and general competitive factors in the marketplace. While we believe that our expectations regarding the achievement of cost savings opportunities and other benefits of these acquisitions are reasonable, there can be no assurance that the integration of such companies’ operations, management and culture into ours will be timely or effectively accomplished. It is possible that the integration process could result in the loss of key employees, the disruption of our target’s and our existing ongoing businesses, or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers.

In addition, our ability to realize the anticipated benefits are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, such as changes to government regulation governing or otherwise impacting our industry, reductions in service levels under our contracts, operating difficulties, customer preferences, changes in competition and general economic or industry conditions. Consequently, we may overestimate the cost savings opportunities that will result from the acquisitions we make or underestimate the cost of implementing such cost savings opportunities.

Further, successful integration of our and the companies we acquire, including CornellCookson’s, operations and personnel will place an additional burden on our management and our internal resources. The additional burden could lead to diversion of management attention, which could lead to a decrease in our future operating results and thereby negatively impact our financial condition.

Failure to achieve these anticipated benefits on the anticipated timeframe, or at all, could result in a reduction in the trading price of our shares as well as in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could materially and adversely affect our business, financial condition and operating results. Additionally, we will or have made fair value estimates of certain assets and liabilities in recording our acquisitions. Actual values of these assets and liabilities could differ from our estimates, which could result in our not achieving the anticipated benefits of the acquisitions we may make. Finally, any cost savings that are realized may be offset by losses in revenues or other charges to earnings.

Failure to successfully address these and other issues related to the expansion of our business could have a material adverse effect on our financial condition and results of operations, and could adversely affect our ability to successfully implement our business strategy. Also, if our growth occurs more slowly than anticipated or declines, our operating results could be materially adversely affected.

Our substantial indebtedness could adversely affect our financial condition.

We are highly leveraged company and have a significant amount of indebtedness. As of March 31, 2018, we and our subsidiaries had approximately $1.1 billion of indebtedness (including $1.0 billion of senior unsecured debt in the form of 5.25% senior notes due 2022, $14.9 million drawn under our revolving credit facility, $64.7 million of other secured debt and $27.2 million of other unsecured debt), and we would have had availability of $320.2 million under our revolving credit facility (net of $14.9 million drawn and $14.9 million of outstanding letters of credit) subject to certain covenants.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes.

We expect to use cash flow from operations and borrowings under our revolving credit facility to meet our current and future financial obligations, including funding our operations, debt service and capital expenditures. Our ability to make these payments depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future, which could result in our being unable to repay indebtedness, or to fund other liquidity needs. If we do not have enough capital, we may be forced to reduce or delay our business activities and capital expenditures, sell assets, obtain additional debt or equity capital or restructure or refinance all or a portion of our debt on or before maturity. We cannot make any assurances that we will be able to accomplish any of these alternatives on terms acceptable to us, or at all. In addition, the terms of existing or future indebtedness may limit our ability to pursue any of these alternatives.

Federal Income Tax Risks

The Tax Cuts and Jobs Act could have a negative effect on us, our subsidiaries and the holders of our securities.

On December 20, 2017, the U.S. House of Representatives and the U.S. Senate each voted to approve H.R.1, or the Tax Cuts and Jobs Act, and, on December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The Tax Cuts and Jobs Act makes significant changes to the United States income tax rules applicable to both individuals and entities, including corporations. The Tax Cuts and Jobs Act includes provisions that, among other things, reduce the U.S. corporate tax rate, introduce a capital investment deduction, limit the interest deduction, limit the use of net operating losses to offset future taxable income and make extensive changes to the U.S. international tax system. The Tax Cuts and Jobs Act is complex and far-reaching, and we cannot predict the impact its enactment will have on us, our subsidiaries and the holders of our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder. We have agreed, pursuant to the Registration Rights Agreement between us and the selling stockholder, dated September 29, 2008 to pay certain expenses of the selling stockholder incurred in connection with the sale of the shares offered hereby, excluding underwriting discounts. For more information about the selling stockholder, see “Selling Stockholder.”

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018 on a historical basis and on an as adjusted basis to give effect to this offering as if it had occurred on March 31, 2018. You should read this table in conjunction with, and the table is qualified in its entirety by reference to, the section of this prospectus supplement entitled “Use of proceeds” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto included in applicable reports filed pursuant to the Exchange Act and incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended September 30, 2017 and any subsequent Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

	As of March 31, 2018
	Actual	As adjusted
	(Dollars in millions)
Cash and Cash Equivalents	$236.5	$236.5

Debt:
Revolving Credit Facility(1)	$14.9	$14.9
Senior Notes Due 2022	1,000.0	1,000.0
Other Debt(2)	92.0	92.0

Total Debt	$1,106.9	$1,106.9
Total Equity(3)	474.0	474.0

Total Capitalization	$1,580.9	$1,580.9

(1)

As of March 31, 2018, we had $14.9 million outstanding under our revolving credit facility. On an as adjusted basis as of March 31, 2018, there would have been $320.2 million of availability under the revolving credit facility and $14.9 million in letters of credit expected to be outstanding.

(2)	Amount consists of outstanding amounts under our ESOP loans, capital leases, foreign lines of credit and term loans and other long-term debt.

(3)

On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018.

PRICE RANGE OF COMMON STOCK

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “GFF.” The following table sets forth, for the periods indicated, the high and low prices of our common stock, as well as dividends per share, as reported by the NYSE.

Fiscal Year	High	Low	Dividends Per Share
2015
Quarter ended December 31, 2014	$13.75	$10.54	$0.04
Quarter ended March 31, 2015	$17.65	$12.72	$0.04
Quarter ended June 30, 2015	$17.87	$15.43	$0.04
Quarter ended September 30, 2015	$17.85	$15.45	$0.04
2016
Quarter ended December 31, 2015	$19.24	$15.58	$0.05
Quarter ended March 31, 2016	$17.58	$13.45	$0.05
Quarter ended June 30, 2016	$17.30	$14.69	$0.05
Quarter ended September 30, 2016	$17.87	$15.88	$0.05
2017
Quarter ended December 31, 2016	$26.95	$16.18	$0.06
Quarter ended March 31, 2017	$27.15	$23.30	$0.06
Quarter ended June 30, 2017	$25.15	$21.15	$0.06
Quarter ended September 30, 2017	$22.58	$17.65	$0.06
2018
Quarter ended December 31, 2017	$24.50	$19.65	$0.07
Quarter ended March 31, 2018	$21.85	$17.60	$1.00; $0.07
Quarter ending June 30, 2018 (through June 14)	$23.55	$17.45	$0.07

On June 14, 2018, the closing price of our common stock was $18.65 per share.

DIVIDEND POLICY

During 2017, 2016 and 2015, we declared and paid dividends totaling $0.24 per share, $0.20 per share and $0.16 per share, respectively. On January 30, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, paid on March 22, 2018. On March 7, 2018, the Board of Directors declared a special cash dividend of $1.00 per share, paid on April 16, 2018. On May 3, 2018, the Board of Directors declared a quarterly cash dividend of $0.07 per share, payable on June 21, 2018.

We currently intend to pay dividends each quarter. Payment of dividends is determined by the Board of Directors at its discretion based on various factors, and no assurance can be provided as to the payment of future dividends. Additionally, our current debt agreements place certain restrictions and our future debt agreements may have restrictions on our ability to pay or continue to pay from paying dividends.

SELLING STOCKHOLDER

The following table sets forth information with respect to the current beneficial ownership of the selling stockholder, the number of shares of common stock being offered by the selling stockholder hereby and information with respect to shares to be beneficially owned by the selling stockholder after completion of this offering. The table below assumes the exercise in full of the underwriters’ option to purchase additional shares of our common stock from the selling stockholder.

The number of shares and percentages of beneficial ownership set forth below are based on 45,624,500 shares of our common stock issued and outstanding as of June 14, 2018 and 45,624,500 shares issued and outstanding upon consummation of this offering. Beneficial ownership is determined under the SEC rules and regulations and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, we believe that the stockholder identified in the table possesses sole voting and investment power over all shares of equity securities shown as beneficially owned by the stockholder.

The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder. When we refer to the “selling stockholder” in this prospectus supplement, we mean the selling stockholder listed in the table below, as well as its respective pledgees, donees, assignees, transferees and successors and others who may hold any of such selling stockholder’s interest. The selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act. Immediately after completion of this offering, we expect that the selling stockholder will no longer own any of our issued and outstanding common shares.

	Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered(2)	Shares Beneficially Owned After Offering(1)(2)
	Number	Percent		Number	Percent
GS Direct, L.L.C.(3)	5,583,375	12.2%	5,583,375	0	0%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Percentages are based on 45,624,500 shares of our common stock issued and outstanding as of June 14, 2018.

(2)

Assumes the sale of all of the shares of common stock offered by the selling stockholder pursuant to this prospectus supplement, the exercise in full of the underwriters’ option to purchase additional shares of common stock from the selling stockholder and no purchases by the selling stockholder of additional shares of our common stock.

(3)

Shares shown include 20,942 vested shares previously granted to Bradley J. Gross in his capacity as a director of the Company. Mr. Gross is a Managing Director in the Merchant Banking Division of Goldman Sachs & Co. LLC (“GS&Co”) and is a director designee of GS Direct, L.L.C. (“GS Direct”), the selling stockholder. GS&Co is the manager of GS Direct. Each of GS&Co and GS Direct are subsidiaries of The Goldman Sachs Group, Inc., a publicly traded company (“GS Group”, and together with GS&Co and GS Direct, “Goldman Sachs”). Mr. Gross has an understanding with Goldman Sachs pursuant to which he holds such securities for the benefit of Goldman Sachs. Each of GS Group, GS&Co and Mr. Gross (as a Managing Director of GS&Co) may be deemed to beneficially own all of the 5,583,375 shares listed above, and additionally 8,190 unvested shares of common stock granted to Mr. Gross in his capacity as a director of the Company. Each of Mr. Gross, GS Group, GS&Co and GS Direct disclaim beneficial ownership of such securities except to the extent of its or his pecuniary interest therein, if any. The address of GS Group, GS&Co and GS Direct is 200 West Street, New York, NY 10282.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a discussion of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our common stock made pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in effect as of the date of this offering. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to non-U.S. holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the potential impact of the unearned income Medicare contribution tax. In addition, it does not address consequences relevant to non-U.S. holders subject to particular rules, including, without limitation:

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•

persons subject to special U.S. federal income tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in applicable financial statements; and

•	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR ANY APPLICABLE INCOME TAX TREATY.

Definition of a non-U.S. holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor a partnership (or entity treated as a partnership) for U.S. federal income tax purposes. A U.S. person is any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more United States persons (within the meaning of Section 7701(a)(30) of the Code), or (2) has made a valid election under applicable Treasury Regulations to be treated as a United States person.

Distributions

Cash or other property distributions on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that a distribution exceeds our current or accumulated earnings and profits, the excess will generally be treated first as a return of capital and will be applied against and reduce a non-U.S. holder’s adjusted tax basis in its common stock, but not below zero. Any further excess will be treated as capital gain from the sale or exchange of such common stock and will be subject to the treatment described below in the section entitled “Sale or Other Taxable Disposition.”

Subject to the discussions below in the sections entitled “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts,” dividends paid to a non-U.S. holder of our common stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends.

Dividends paid to a non-U.S. holder may be subject to a reduced rate of withholding if the non-U.S. holder provides to us (or an applicable withholding agent) a properly executed IRS Form W-8BEN or W-8BEN-E (as applicable, including any successor form) certifying that the non-U.S. holder is entitled to an exemption from, or reduction of, the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established.

Dividends that are effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) will be entitled to an exemption from the 30% withholding on dividends discussed above. To claim such an exemption from withholding, the non-U.S. holder must provide to us (or an applicable withholding agent) a properly executed IRS Form W-8ECI (or any applicable successor form) certifying that the dividends are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Although exempt from U.S. federal withholding tax, the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on such effectively connected dividends.

The certifications described in the above paragraphs must be provided to us (or an applicable withholding agent) prior to the payment of dividends and must be updated periodically. Non-U.S. holders that do not timely provide to us (or an applicable withholding agent) the required certification, but are eligible for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING POTENTIALLY APPLICABLE INCOME TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Sale or Other Taxable Disposition

Subject to the discussions below in the sections entitled “Information Reporting and Backup Withholding” and “Additional Withholding Tax on Payments Made to Foreign Accounts,” a non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on such gain.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty) on any gain derived from the disposition, which may be offset by certain U.S.-source capital losses of the non-U.S. holder if the non-U.S. holder meets certain conditions and timely files U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a non-U.S. holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded on an established securities market” within the meaning of applicable Treasury Regulations and such non-U.S. holder owns, actually or constructively, 5% or less of our common stock throughout the shorter of (i) the five-year period ending on the date of the sale or other disposition or (ii) the non-U.S. holder’s holding period for such stock.

NON-U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING POTENTIALLY APPLICABLE INCOME TAX TREATIES THAT MAY PROVIDE FOR DIFFERENT RULES.

Information Reporting and Backup Withholding

Non-U.S. holders will generally be required to comply with certain certification procedures, such as providing a properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (as applicable, including any successor form), to establish that they are not U.S. persons in order to avoid backup withholding with respect to dividends paid to such non-U.S. holders on our common stock or the proceeds received by such non-U.S. holders on the sale, exchange or other taxable disposition of our common stock. A non-U.S. holder will generally not be subject to backup withholding with respect to dividend payments made to the non-U.S. holder, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person. In addition, we will file required information returns with the IRS in connection with any dividends on our common stock paid to each non-U.S. holder, regardless of whether any tax was actually withheld. Copies of information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Information reporting and backup withholding may apply to the proceeds of a sale of our common stock within the United States. Further, information reporting may (but backup withholding generally will not) apply to the proceeds of a sale of our common stock outside the United States conducted through certain U.S.-related financial intermediaries. In each case, the non-U.S. holder will have to comply with the certification provisions described above, and the applicable payor cannot have actual knowledge or reason to know such holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the non-U.S. holder timely provides the required information to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under the provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution enters into an agreement with the U.S. Department of the Treasury pursuant to which it agrees to undertake certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and it enters into an agreement with the U.S. Department of the Treasury described in (1) above, it will be required to, among other things, undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. A foreign financial institution located in a jurisdiction that has an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules.

Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock after December 31, 2018.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE POTENTIAL APPLICATION OF WITHHOLDING UNDER FATCA TO THEIR INVESTMENT IN OUR COMMON STOCK.

UNDERWRITING (CONFLICTS OF INTEREST)

The selling stockholder is offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We and the selling stockholder have entered into an underwriting agreement with the representatives, on behalf of the underwriters. Subject to the terms and conditions of the underwriting agreement, the selling stockholder has agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
J.P. Morgan Securities LLC	1,335,155
Goldman Sachs & Co. LLC	1,335,155
Robert W. Baird & Co. Incorporated	655,440
Deutsche Bank Securities Inc.	655,440
Wells Fargo Securities, LLC	655,440
CJS Securities, Inc.	109,240
Sidoti & Company, LLC	109,239

Total:	4,855,109

The underwriters are committed to purchase all of the shares of common stock offered if they purchase any shares. The obligations of the underwriters under the underwriting agreement, including their agreement to purchase shares, are several and not joint. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the offering may be terminated.

The underwriters have advised us that they initially propose to offer the shares to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the shares to selected dealers at the public offering price less a concession of up to $0.5670 per share. After the initial offering of the shares, the underwriters may change the public offering price(s) and any other selling terms. Sales of shares made outside the United States may be made by affiliates of each underwriter.

The underwriters have an option to buy up to 728,266 additional shares of our common stock from the selling stockholder at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any additional shares are purchased with this option, the underwriters will purchase such additional shares in approximately the same proportion as shown in the table above. If any additional shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock, less the amount paid by the underwriters to the selling stockholder, per share of common stock. The underwriting fee is $0.9450 per share. The following table shows the per share and total underwriting discounts and commissions to be paid by us and the selling stockholder to the underwriters in connection with this offering. The amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock directly from us.

	Without option exercise	With full option exercise
Per share	$0.9450	$0.9450
Total	$82,803,884	$95,224,461

We have agreed, pursuant to a Registration Rights Agreement, dated September 29, 2008, to pay certain expenses of the selling stockholder, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions set forth in the table above, which we estimate to be approximately $550,000 incurred in connection with the sale of the shares offered hereby.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, we will not, subject to certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement, or the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or submit to or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition, submission or filing, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such swap, arrangement or transaction described in this or the immediately preceding bullet is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise.

Our directors and executive officers have agreed that, without the prior written consent of J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC, they will not, subject to certain limited exceptions, during the restricted period:

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock (including without limitation, our common stock or such other securities which may be deemed to be beneficially owned by such director or executive officer in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, or

•

enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of shares of our common stock or any such other securities convertible into or exercisable or exchangeable for shares of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, or

•	make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

In addition, in the underwriting agreement, we and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Our common stock is listed on the NYSE under the symbol “GFF.”

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of our common stock in the open market for the purpose of preventing or retarding a decline in the market price of the shares of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of the shares of our common stock, which involve the sale by the underwriters of a greater number of shares of our common stock than they are required to purchase in this offering, and purchasing shares of our common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares of our common stock in the open market. In making this determination, the underwriters will consider, among other things, the price of shares of our common stock available for purchase in the open market compared to the price at which the underwriters may purchase shares of our common stock through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares of our common stock in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of our common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase shares of our common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares of our common stock as part of this offering to repay the underwriting discount received by them. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock, and, as a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

In addition, in connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the NYSE in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing and brokerage activities.

Certain of the underwriters and their affiliates have provided in the past to us, our affiliates and the selling stockholder, and may provide from time to time in the future, certain commercial banking, financial advisory, investment banking and other services for us, our affiliates and the selling stockholder in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions and reimbursement of expenses. In particular, certain underwriters or their affiliates are agents and lenders under our revolving credit facility.

In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

Because an affiliate of Goldman Sachs & Co. LLC, an underwriter, owns greater than 10% of our common stock prior to this offering and is the selling stockholder and will receive at least 5% of the net proceeds from this offering, Goldman Sachs & Co. LLC could be deemed to have a “conflict of interest” under Rule 5121 of the Financial Industry Regulatory Authority, Inc., or Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering because a “bona fide public market,” as defined in Rule 5121, exists for our Common Stock.

Bradley J. Gross, a director of the Company, is a designee of GS Direct, the selling stockholder. GS Direct is an affiliate of Goldman Sachs & Co. LLC. Mr. Gross is a Managing Director in the Merchant Banking Division of Goldman Sachs & Co. LLC. Mr. Gross was appointed pursuant to an Investment Agreement between us and GS Direct, dated August 7, 2008, and, effective as of the closing of this offering, will resign from our Board of Directors.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive, or a Relevant Member State, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, no offer of shares may be made to the public in that Relevant Member State, other than under the following exemptions:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares of common stock shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive and each person who initially acquires any shares of common stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any shares of common stock being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of common stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of common stock to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares of common stock to the public” in relation to any shares of common stock in any Relevant Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares of common stock to be offered so as to enable an investor to decide to purchase shares of common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares of common stock in the United Kingdom within the meaning of the Financial Services and Markets Act 2000.

Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or the DFSA. This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the shares may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

•

has not been, and will not be, lodged with the Australian Securities and Investments Commission, or ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

•

does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

•

may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of shares under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the shares you undertake to us that you will not, for a period of 12 months from the date of issue of the shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The shares have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the shares nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, for the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland.

This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Plan Investors

Each purchaser of shares of our common stock that is (1) an employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, (2) a plan or account subject to Section 4975 of the Code or (3) an entity deemed to hold “plan assets” of any such employee benefit plan, plan or account, by acceptance of a share of our common stock, will be deemed to have represented and warranted that a fiduciary acting on its behalf is causing it to purchase the shares of our common stock and that such fiduciary:

(a)

is a bank, an insurance carrier, a registered investment adviser, a registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control as specified in 29 CFR Section 2510.3-21(c)(1)(i) (excluding an IRA owner or a relative of an IRA owner if the purchaser is an IRA);

(b)	is independent (for purposes of 29 CFR Section 2510.3-21(c)(1)) of Griffon, each underwriter and their respective affiliates, or the Transaction Parties;

(c)

is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies, including the purchaser’s transactions with the Transaction Parties hereunder, or the Transactions;

(d)

has been advised that none of the Transaction Parties has undertaken or will undertake to provide impartial investment advice, or has given or will give advice in a fiduciary capacity, in connection with the Transactions;

(e)

is a “fiduciary” under Section 3(21)(A) of ERISA or Section 4975(e)(3) of the Code, or both, as applicable, with respect to, and is responsible for exercising independent judgment in evaluating, the Transactions; and

(f)

understands and acknowledges the existence and nature of the underwriting discounts, commissions and fees, and any other related fees, compensation arrangements or financial interests, described in this prospectus supplement; and understands, acknowledges and agrees that no such discounts, commissions, fees or other compensation is a fee or other compensation for the provision of investment advice, and that none of the Transaction Parties, nor any of their respective directors, officers, members, partners, employees, principals or agents has received or will receive a fee or other compensation from the purchaser or such fiduciary for the provision of investment advice (rather than other services) in connection with the Transactions.

In the event that the regulation under Section 3(21) of ERISA issued by the U.S. Department of Labor on April 8, 2016 is no longer in effect, the representations above will be deemed to be no longer in effect, provided that such purchaser will be deemed to have represented and warranted that none of the Transaction Parties has acted as such purchaser’s fiduciary in connection with the Transactions.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Dechert LLP, New York, New York. Martin Nussbaum, a partner of Dechert LLP, owns 30,000 shares of our common stock and $225,000 principal amount of our 5.25% Senior Notes due 2022. Certain legal matters relating to this offering will be passed upon for the underwriters by Cahill Gordon & Reindel LLP. Certain legal matters relating to this offering will be passed upon for GS Direct as selling stockholder by Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York.

EXPERTS

The audited consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of ClosetMaid Corporation as of September 30, 2016 and 2017, and for each of the years in the three-year period ended September 30, 2017, included in Exhibit 99.1 of Griffon’s current report on Form 8-K/A filed on December 15, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement or the accompanying prospectus.

This prospectus supplement incorporates by reference:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the SEC on November 20, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2017 and March 31, 2018 filed with the SEC on February 1, 2018 and May 4, 2018, respectively;

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on October 2, 2017; November 21, 2017; December 15, 2017; January 24, 2018; February 12, 2018; and June 1, 2018; and

•

The information in the Definitive Proxy Statement for our Annual Meeting of Stockholders filed with the SEC on December 18, 2017 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering is terminated under this prospectus supplement and the accompanying prospectus; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus supplement.

You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

Griffon Corporation
Attention: Corporate Secretary
712 Fifth Avenue
New York, New York 10019
(212) 957-5000

Any statements contained in a document incorporated by reference in this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement (or in any other subsequently filed document which also is incorporated by reference in this prospectus supplement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus supplement except as so modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act, and we file unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information we file at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. The SEC also maintains an Internet site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, we post our filed documents on its website at http://www.griffon.com. Except for the documents incorporated by reference into this prospectus supplement, the information on our website is not part of this prospectus supplement. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

GRIFFON CORPORATION

Common Stock
Preferred Stock
Depositary Shares
Warrants
Rights
Debt Securities
Units

Guarantees of Debt Securities

We may from time to time offer to sell any combination of common stock; preferred stock; depositary shares; warrants to purchase common stock, preferred stock, depositary shares, debt securities or units; rights to purchase common stock, preferred stock, depositary shares, debt securities or units; debt securities; and units consisting of any of the foregoing, each as described in this prospectus, in one or more offerings. We or one or more of our 100% owned subsidiaries may unconditionally guarantee any series of debt securities offered by this prospectus, if and to the extent identified in the related prospectus supplement, in amounts, at prices and on terms determined at the time of the offering.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will, to the extent required, provide specific terms of the securities offered in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information” carefully before you invest in any securities. This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.

We may sell these securities to or through underwriters or dealers, directly to a limited number of purchasers or a single purchaser, through agents or through a combination of any of these methods of sale, as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 24 in this prospectus.

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “GFF.” On May 4, 2018, the closing price of our common stock was $21.55.

Our principal executive offices are located at 712 Fifth Avenue, 18th Floor, New York, New York 10019, and our telephone number is (212) 957-5000.

Investing in our securities involves risk. See “Risk Factors” on page 3 of this prospectus and in any applicable prospectus supplement before deciding to invest in any of our securities.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 7, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act utilizing a “shelf” registration process. Under this shelf registration process, we may offer, from time to time, to sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.” You should rely only on the information contained in or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus we may authorize to be delivered to you. We have not provided, and have not authorized anyone else to provide, you with different or additional information. We are not making an offer of securities in any state or other jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or in the documents incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the filing date of any document incorporated by reference, regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

As used in this prospectus, “Griffon,” “we,” “our” and “us” refer to Griffon Corporation and its subsidiaries, unless stated otherwise or the context requires otherwise.

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SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains, and any prospectus supplement may contain, certain “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies. Statements in this prospectus and any prospectus supplement that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others:

•	current economic conditions and uncertainties in the housing, credit and capital markets;

•	Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives;

•	the ability to identify and successfully consummate and integrate value-adding acquisition opportunities;

•	increasing competition and pricing pressures in the markets served by Griffon’s operating companies;

•	the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations;

•	reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions;

•	the ability of the federal government to fund and conduct its operations;

•	increases in the cost of raw materials such as resin, wood and steel;

•	changes in customer demand or loss of a material customer at one of Griffon’s operating companies;

•	the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses;

•	political events that could impact the worldwide economy;

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a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands;

•	the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies;

•	short-term capacity constraints or prolonged excess capacity;

•	unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Griffon’s Telephonics Corporation;

•	Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights;

•	the cyclical nature of the businesses of certain of Griffon’s operating companies; and

•	possible terrorist threats and actions and their impact on the global economy.

Additional important factors that could cause the statements made in this prospectus and any applicable prospectus supplement or actual results of operations or financial condition of Griffon to differ are discussed under the caption “Item 1A. Risk Factors” and “Special Notes Regarding Forward Looking Statements” in our Annual Report on Form 10-K for the year ended September 30, 2017 or in our subsequent filings with the SEC incorporated by reference herein.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus we may authorize to be delivered to you and under similar headings in the documents incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus we may authorize to be delivered to you. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.

GRIFFON CORPORATION

Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Headquartered in New York, N.Y., the Company was founded in 1959 and is incorporated in Delaware. Griffon is listed on the NYSE and trades under the symbol “GFF.”

On May 3, 2018, Clopay Building Products Company, Inc., or CBP, entered into a definitive agreement to acquire CornellCookson, Inc., or CornellCookson, a leading US manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional and retail use, for $180 million. After taking into account tax benefits resulting from the transaction, the effective purchase price is approximately $170 million. CornellCookson is expected to generate approximately $200 million in revenue and $0.15 in earnings per share in the first twelve months after the acquisition. The transaction is subject to regulatory approval and customary closing conditions and is expected to close in June 2018.

On November 16, 2017, Griffon announced it entered into a definitive agreement to sell Clopay Plastic Products Company, Inc., or PPC, and on February 6, 2018, completed the sale to Berry Global Group, Inc. (NYSE:BERY), or Berry, for $475 million in cash, subject to certain post-closing adjustments. As a result, Griffon classified the results of operations of the PPC business as discontinued operations in the Consolidated Statements of Operations for all periods presented and classified the related assets and liabilities associated with the discontinued operations as held for sale in the consolidated balance sheets incorporated herein by reference. All such results and information presented exclude PPC unless otherwise noted. PPC is a global leader in the development and production of embossed, laminated and printed specialty plastic films for hygienic, health-care and industrial products and sells to some of the world’s largest consumer products companies. Griffon acquired PPC in 1986 as part of the acquisition of Clopay Corporation.

On October 2, 2017, Griffon acquired ClosetMaid LLC, or ClosetMaid. ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers in North America. ClosetMaid’s accounts, affected for preliminary adjustments to reflect fair market values assigned to assets purchased and liabilities assumed, and results of operations are included in the Company’s consolidated financial statements which are incorporated herein by reference from the date of acquisition of October 2, 2017.

Griffon currently conducts its operations through two reportable segments, Home & Building Products, or HBP, and Telephonics Corporation, or Telephonics:

•	HBP consists of three companies, The AMES Companies, Inc., or AMES, CBP, and ClosetMaid:

•	AMES, founded in 1774, is the leading United States, or U.S., manufacturer and a global provider of long-handled tools and landscaping products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America.

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ClosetMaid, founded in 1965, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers.

•	Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

We are focused on acquiring, owning and operating businesses in a variety of industries. We are long-term investors that have substantial experience in a variety of industries. Our intent is to continue the growth of our existing segments and diversify further through investments and acquisitions.

Home & Building Products

The AMES Companies, Inc.

AMES, founded in 1774, is the leading U.S. manufacturer and a global provider of long-handled tools and landscaping products that make work easier for homeowners and professionals. AMES manufactures and markets a broad portfolio of long-handled tools and landscaping products. This portfolio is anchored by four core product categories: long handle tools, wheelbarrows, snow tools, and decorative plastic and ceramic pots and planters. As a result of brand portfolio recognition, high product quality, industry leading service and strong customer relationships, AMES has earned market-leading positions in its four core product categories.

AMES sells products throughout North America, Australia, New Zealand and Europe through (1) retail centers, including home centers and mass merchandisers, such as The Home Depot, Inc., or Home Depot, Lowe’s Companies Inc., or Lowe’s, Wal-Mart Stores Inc., or Walmart, Canadian Tire Corporation, Limited, Costco Wholesale Corporation, Rona Inc., Bunnings Warehouse and Woodies; (2) wholesale chains, including hardware stores and garden centers, such as Ace, Do-It-Best and True Value Company; and (3) industrial distributors, such as W.W. Grainger, Inc. and ORS Nasco.

Clopay Building Products

Since 1964, CBP has grown, organically and through tuck-in acquisitions, to become the leading manufacturer and marketer of residential and commercial garage doors, and among the largest manufacturers of commercial sectional doors, in the U.S. In addition, CBP manufactures a complete line of entry door systems uniquely designed to complement its popular residential garage door styles. The majority of CBP’s sales come from home remodeling and renovation projects, with the balance from new residential housing construction and commercial building markets. Sales into the home remodeling market are driven by the aging of the housing stock, existing home sales activity, and the trends of improving both home appearance and energy efficiency.

CBP’s market-leading brands include Clopay®, America’s Favorite Garage Doors®, Holmes Garage Door Company® and IDEAL Door®. In past years, Clopay has been the only residential garage door brand to hold the Good Housekeeping Seal of Approval. CBP distributes its products through a wide range of distribution channels, including a national network of 51 distribution centers. Additionally, products are sold to approximately 2,000 independent professional installing dealers and to major home center retail chains. CBP maintains strong relationships with its installing dealers and believes it is the largest supplier of residential garage doors to the retail and professional installing channels in North America.

ClosetMaid LLC

ClosetMaid, founded in 1965 and acquired by Griffon on October 2, 2017, is a leading North American manufacturer and marketer of closet organization, home storage, and garage storage products, and sells to some of the largest home center retail chains, mass merchandisers, and direct-to-builder professional installers in North America. ClosetMaid designs, manufactures and sells a comprehensive portfolio of wire and laminate shelving, containers, storage cabinets and other closet and home organization accessories under the highly recognized ClosetMaid brand name and other private label brands.

ClosetMaid offers a diversified and well-balanced mix of wood and wire storage and organizational solutions. ClosetMaid’s wood solutions include closet systems, cube storage, storage furniture and cabinets targeted at customers looking for functional storage with a strong aesthetic appeal and the look of quality furniture. Selected wood product brands include MasterSuite, Suite Symphony, Impressions, ExpressShelf, and SpaceCreations. ClosetMaid’s wire solutions include wire shelving and hardware, wire accessories and kitchen storage products that provide affordable, customizable, versatile and durable solutions for single and multi-family homes. Selected wire product brands include Maximum Load, SuperSlide and ShelfTrack.

ClosetMaid’s large customer base is diversified among various industries. Key retail customers of ClosetMaid include Home Depot, Target, Lowes and Walmart and building customers include D.R. Horton, KB Home, Lennar and NVR. Inc.

Telephonics Corporation

Telephonics, founded in 1933, is recognized globally as a leading provider of highly sophisticated intelligence, surveillance and communications solutions that are deployed across a wide range of land, sea and air applications. Telephonics designs, develops, manufactures and provides logistical support and lifecycle sustainment services to defense, aerospace and commercial customers worldwide.

Telephonics is organized into four primary business lines: Radar Systems, Communications and Surveillance, Systems Engineering and Commercial Products. Radar Systems specializes in maritime surveillance, search and rescue, and weather surveillance solutions. Communications and Surveillance Systems provides intercommunication systems with wireless extensions that distribute voice and data on a variety of platforms, Identification Friend or Foe (IFF) interrogators, border surveillance systems and Air Traffic Management (ATM) products. Telephonics’ Systems Engineering Group (SEG) provides highly technical threat and radar systems engineering as well as analytic support to a wide range of customers, including the United States Missile Defense Agency and Ballistic Missile Defense Program. Commercial Products specializes in wireless intercommunications systems, ATM automation products and commercial audio products. Telephonics Large Scale Integration, a part of Commercial Products, is a full-service designer and provider of high-voltage, high-temperature, low-power, mixed-signal System-on-Chip (SoC) and custom Application Specific Integrated Circuits (ASICs).

Based on long-established relationships supported by existing contractual arrangements, Telephonics is a first-tier supplier to prime contractors in the defense industry such as Lockheed Martin Corporation, The Boeing Company, Northrop Grumman Corporation, MacDonald Dettwiler and Associates Ltd., Airbus Military, Airbus Helicopters, Leonardo (Agusta Westland) Helicopters, and SAAB, and is at times a prime contractor to the U.S. Department of Defense.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the last five fiscal years and the six months ended March 31, 2018. We have not included a ratio of earnings to combined fixed charges and preferred stock dividends because we have had no preferred stock outstanding during these time periods.

	Year ended September 30,					Six months ended March 31,
	2013	2014	2015	2016	2017	2018
Ratio of earnings to fixed charges	1.2x	0.6x	1.3x	1.5x	1.3x	1x

Amount by which earnings are inadequate to cover fixed charges	—	$21,900	—	—	—	—

Ratio of earnings to fixed charges is calculated by dividing earnings by fixed charges from operations for the periods indicated. For purposes of calculating the ratio of earnings to fixed charges, (a) earnings represents pre-tax income from continuing operations plus fixed charges plus capitalized interest amortization less capitalized interest, and (b) fixed charges represents interest expense plus capitalized interest plus the portion of rent expense deemed to be the equivalent of interest.

On February 6, 2018, we completed the sale of PPC to Berry. For the purpose of calculating the ratio of earnings to fixed charges, all previous periods have been recast to reflect PPC as a discontinued operation.

USE OF PROCEEDS

Unless otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes and to fund our growth. Pending the application of the net proceeds, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

DESCRIPTION OF COMMON STOCK

We have authority to issue 85,000,000 shares of common stock, par value $0.25 per share. As of April 30, 2018, we had approximately 45,756,488 shares of common stock issued and outstanding and 4,346,686 shares of common stock reserved for issuance in connection with stock compensation plans. The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

General

Holders of shares of our common stock are entitled to one vote for each share held of record on all matters on which stockholders are generally entitled to vote. The vote of the holders of a majority of the stock represented at a meeting at which a quorum is present is generally required to take stockholder action, unless a greater vote is required by law. Directors are elected by a plurality of the votes cast at any election and there is no cumulative voting of shares.

Holders of shares of our common stock have no preemptive rights. Although we currently have no preferred stock outstanding, our certificate of incorporation permits us to issue preferred stock with the approval of our board of directors, with such rights, terms and preferences as may be approved by our board. See “Description of Preferred Stock” below. Subject to the applicable laws and the rights of the holders of shares of preferred stock that may be outstanding at any time, holders of shares of common stock are entitled to such dividends as may be declared by our board of directors. The common stock is not entitled to any sinking fund, redemption or conversion provisions. Upon our dissolution, liquidation or winding up, the holders of shares of our common stock are entitled to share ratably in our net assets remaining after the payment of all creditors and liquidation preferences of any preferred stock that may be outstanding. The outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Anti-Takeover Considerations

Our restated certificate of incorporation and amended and restated by-laws contain a number of provisions that may have the effect of making it more difficult for a third party to acquire us, or that may discourage a third party from acquiring us.

Classified Board of Directors

Our restated certificate of incorporation and amended and restated by-laws provide that our board of directors shall consist of between twelve and fourteen directors, divided into three classes as nearly equal in size as possible, with staggered three year terms, and provide that:

•	directors may be removed only for cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote; and

•	any vacancy on our board of directors may only be filled by vote of a majority of the directors then in office.

Stockholder Action, Special Meeting of Stockholders

Our restated certificate of incorporation eliminates the ability of our stockholders to act by written consent. Our restated certificate of incorporation and amended and restated by-laws further provide that special meetings of our stockholders may be called only at the written request of stockholders owning at least 66 2/3% of the entire voting power of our capital stock.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated by-laws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting. However, in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. Our amended and restated by-laws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Business Combinations and Limitations in our Certificate of Incorporation

Our restated certificate of incorporation provides that in the event that it is proposed that we enter into a merger or consolidation with any other corporation and such other corporation or its affiliates singly or in the aggregate own or control, directly or indirectly, 5% or more of the outstanding voting power of our capital stock, or that we sell substantially all of our assets or business to such other corporation, the affirmative vote of the holders of 50% or more of the total voting power of all outstanding shares of our capital stock shall be required for the approval of any such proposal. However, such requirements shall not apply to any such merger, consolidation or sale of assets or business that was approved by resolutions of our board of directors prior to the acquisition of the ownership or control of 5% of our outstanding shares of capital stock by such other corporation or its affiliates, nor shall it apply to any such merger, consolidation or sale of assets or business between us and another corporation, 50% or more of the total voting power of which is owned by us. An “affiliate” is any person (including a corporation, partnership, trust, estate or individual) who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified; “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Amendments; Supermajority Vote Requirements

Our restated certificate of incorporation requires the affirmative vote of 66 2/3% of our voting stock to amend certain provisions of our certificate of incorporation, including those provisions relating to the amendment of the business combination provisions, classified board of directors, action by written consent and the ability of stockholders to call special meetings.

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law prohibits certain “business combination” transactions between a Delaware corporation and any “interested stockholder” owning 15% or more of the corporation’s outstanding voting stock for a period of three years after the date on which the stockholder became an interested stockholder, unless:

•	the board of directors approves, prior to the date, either the proposed business combination or the proposed acquisition of stock that resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction in which the stockholder becomes an interested stockholder, the interested stockholder owned at least 85% of those shares of the voting stock of the corporation that are not held by the directors, officers or certain employee stock plans; or

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on or subsequent to the date on which the stockholder became an interested stockholder, the business combination with the interested stockholder is approved by the board of directors and also approved at a stockholder’s meeting by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of the corporation’s voting stock other than shares held by the interested stockholder.

Under Delaware law, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder.

Although a corporation may elect not to be governed by Section 203, we have made no such election.

DESCRIPTION OF PREFERRED STOCK

We have authority to issue 3,000,000 shares of preferred stock, par value $0.25 per share. As of May 4, 2018, we had no shares of preferred stock outstanding.

General

Under our restated certificate of incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to issuance of shares of each class or series, our board of directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued, be fully paid and non-assessable.

For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the purchase price, designation and number of shares of such series;

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the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any listing of the preferred stock on any securities exchange;

•	any provisions relating to convertibility or exchangeability of shares of such series and the computation of the conversion or exchange price;

•	the rights and preferences, if any, of holders of shares of such series upon our liquidation, dissolution or winding up of our affairs;

•	the voting powers, if any, of holders of shares of such series;

•	preemptive rights, if any, of holders of shares of such series;

•	any provisions relating to the repurchase or redemption of shares of such series, if applicable, and any restrictions on our ability to exercise these redemption or repurchase rights;

•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities while shares of such series are outstanding;

•	the procedures for any auction and remarketing, if any, for shares of such series;

•	the provisions for a sinking fund, if any, for shares of such series;

•	whether shares of such series will be represented by depositary shares;

•	any conditions or restrictions on our ability to issue additional shares of such series or other securities while shares of such series are outstanding;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other relative power, preferences and participating, optional or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

Delaware law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases, as a series) on an amendment to our restated certificate of incorporation if the amendment would change the par value, or, unless the restated certificate of incorporation then in effect provides otherwise, the number of authorized shares of such class or change the powers, preferences or special rights of such class or series so as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, our board of directors may authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or which holders might believe to be in their best interest.

Ranking

Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and

•	junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

The term “equity securities” does not include convertible debt securities.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the terms of the depositary shares we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any depositary shares we offer will be described in the prospectus supplement relating to such depositary shares.

General

We may, at our option, elect to offer fractional shares of common stock or preferred stock, rather than single shares of common stock or preferred stock (to be set forth in the prospectus supplement relating to an offering of common stock or a particular series of preferred stock). In the event we elect to do so, depositary receipts evidencing depositary shares may be issued.

The shares of any common stock or class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having such criteria as we deem necessary or appropriate. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of common stock or preferred stock represented by such depositary share, to all the rights and preferences of the shares of common stock or preferred stock, as applicable, represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related common stock or class or series of preferred shares in accordance with the terms of the offering described in the related prospectus supplement.

DESCRIPTION OF WARRANTS

The following is a general description of the terms of the warrants we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

General Terms

We may issue warrants to purchase common stock, preferred stock, depositary shares, debt securities or units. Warrants may be issued independently or together with other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of the warrants;

•	the price or prices at which the warrants will be issued and the currency or currencies in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant;

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in the case of warrants to purchase common stock, preferred stock, depositary shares or units, the number of shares of common stock, preferred stock, depositary shares or units, as the case may be, purchasable upon exercise of one warrant;

•	the date on which the right to exercise the warrants shall commence and the date on which such right will expire (subject to any extension);

•	whether the warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•

if applicable, the procedures for adjusting the exercise price and number of shares of common stock, preferred stock or depositary shares purchasable upon the exercise of each warrant upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock, preferred stock or depositary shares;

•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;

•	the terms of any rights to redeem or call the warrants;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the warrants;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

We and the warrant agent may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants.

Exercise of Warrants

Each warrant will entitle the holder to purchase such common stock, preferred stock, depositary shares, debt securities or units at the exercise price or such principal amount of debt securities as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase debt securities, the right to receive principal, premium, if any, or interest payments on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of warrants to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Governing Law

The warrants and warrant agreements will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF RIGHTS

The following is a general description of the terms of the rights we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any rights we offer will be described in the prospectus supplement relating to such rights.

General

We may issue rights to purchase common stock, preferred stock, depositary shares, debt securities or units. Rights may be issued independently or together with other securities and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our stockholders, we may enter into a standby underwriting, backstop or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our stockholders, we would distribute certificates evidencing the rights and a prospectus supplement to our stockholders on or about the record date that we set for receiving rights in such rights offering.

The applicable prospectus supplement will describe the following terms of any rights we may issue, including the following:

•	the title and aggregate number of the rights;

•	the subscription price or a formula for the determination of the subscription price for the rights and the currency or currencies in which the subscription price may be payable;

•	if applicable, the designation and terms of the securities with which the rights are issued and the number of rights issued with each such security or each principal amount of such security;

•	the number or a formula for the determination of the number of the rights issued to each stockholder;

•	the extent to which the rights are transferable;

•	in the case of rights to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one right;

•

in the case of rights to purchase common stock, preferred stock, depositary shares or units, the number of shares of common stock, preferred stock, depositary shares or units, as the case may be, purchasable upon exercise of one right;

•	the date on which the right to exercise the rights would commence and the date on which the rights shall expire (subject to any extension);

•	if applicable, the minimum or maximum amount of the rights which may be exercised at any one time;

•	the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

•

if applicable, the procedures for adjusting the exercise price and number of shares of common stock, preferred stock or depositary shares purchasable upon the exercise of each right upon the occurrence of certain events, including stock splits, reverse stock splits, combinations, subdivisions or reclassifications of common stock, preferred stock or depositary shares;

•	the effect of any merger, consolidation, sale or other disposition of our business on the rights;

•	the terms of any rights to redeem or call the rights;

•	information with respect to book-entry procedures, if any;

•	the terms of the securities issuable upon exercise of the rights;

•	if applicable, the material terms of any standby underwriting, backstop or other purchase arrangement that we may enter into in connection with the rights offering;

•	if applicable, a discussion of certain U.S. Federal income tax considerations; and

•	any other terms of the rights, including terms, procedures and limitations relating to the exchange and exercise of the rights.

Exercise of Rights

Each right will entitle the holder to purchase such principal amount of securities or shares of stock at the subscription price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement relating to the rights offered thereby. After the close of business on the expiration date, unexercised rights will become void.

Upon receipt of payment and a subscription certificate properly completed and duly executed at the corporate trust office of the subscription agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon such exercise. If less than all of the rights represented by such subscription certificate are exercised, a new subscription certificate will be issued for the remaining rights. If we so indicate in the applicable prospectus supplement, holders of the rights may surrender securities as all or part of the exercise price for rights.

We may determine to offer any unsubscribed offered securities directly to stockholders or persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting, backstop or other arrangements, as set forth in the applicable prospectus supplement.

Prior to exercising their rights, holders of rights will not have any of the rights of holders of the securities purchasable upon subscription, including, in the case of rights to purchase debt securities, the right to receive principal, premium, if any, or interest payments on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture or, in the case of rights to purchase common stock, preferred stock or depositary shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Governing Law

The rights and subscription certificates will be governed by, and construed in accordance with, the laws of the State of Delaware.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the terms of debt securities we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities.

As required by Federal law for all bonds and notes of companies that are publicly offered, any debt securities we issue will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution acting as trustee on behalf of the holders of the debt securities, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The trustee has two main roles. First, the trustee can enforce holders’ rights against us if we default. Second, the trustee performs certain administrative duties, such as sending interest and principal payments to holders.

Because this section is a summary, it does not describe every aspect of any debt securities we may issue or the indenture governing any such debt securities. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities, and we urge you to read the applicable indenture, which will be filed with the SEC at the time of any offering of debt securities, because it, and not this description, will define the rights of holders of such debt securities.

General

A prospectus supplement will describe the particular terms of any series of debt securities we may issue, including the following:

•	the designation or title of the series of debt securities;

•

the total principal amount of the series of debt securities, the denominations in which the offered debt securities will be issued and whether the offering may be reopened for additional securities of that series and on what terms;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the price at which the debt securities will be issued;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•

whether the amount of payments of principal, interest or premium, if any, on a series of debt securities will be determined with reference to an index, formula or other method and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;

•	the provision for any sinking fund;

•	any restrictive covenants;

•	events of default;

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for legal defeasance or covenant defeasance;

•

whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	any provisions for remarketing the debt securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	the listing, if any, on a securities exchange;

•	if applicable, a discussion of certain U.S. Federal income tax considerations, including those related to original issue discount, if applicable; and

•	any other terms.

The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal, interest and premium, if any, will be paid by us in immediately available funds.

Payment and Paying Agents

We will pay interest to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, often approximately two weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Guarantees

The payment obligations of Griffon under any series of debt securities may be jointly and severally, fully and unconditionally guaranteed by certain of our existing and future subsidiaries that are listed as guarantors in the applicable supplement to this prospectus, subject to restrictions in credit agreements and other agreements to which they may be a party at the time of issuance.

The obligations of any guarantor under its guarantee of the debt securities will be limited to the maximum amount that will not result in the obligations of the guarantor under its guarantee constituting a fraudulent conveyance or fraudulent transfer under Federal or state law, after giving effect to all other contingent and fixed liabilities of the guarantor, and any collections from or payments made by or on behalf of any other guarantor in respect of the obligations of the guarantor under its guarantee. We will more fully describe the existence and terms of any guarantee of any debt securities in the prospectus supplement relating to those debt securities.

Trustee

We intend to name the indenture trustee for each series of indenture securities in the related prospectus supplement. Each trustee may resign or be removed with respect to one or more series of indenture securities provided that a successor trustee is appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Governing Law

The indenture, the debt securities and any guarantees will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF UNITS

The following is a general description of the terms of the units we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any units we offer will be described in the prospectus supplement relating to such units.

General

We may issue units consisting of common stock, preferred stock, depositary shares, warrants, rights and/or debt securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit may be issued may provide that the securities included in the unit may not be held or transferred separately, at any time, or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, the relevant provisions of any agreement governing the units and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Depositary Shares,” “Description of Warrants,” “Description of Rights” and “Description of Debt Securities” will apply to each unit and to any common stock, preferred stock, depositary shares, warrants, rights and debt securities included in each unit, respectively.

Governing Law

The units and any unit agreement will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK-ENTRY ISSUANCE

Our common stock is cleared and settled though the Depositary Trust Company, or DTC, a securities depositary. Most series of debt securities and preferred stock will also be book-entry securities. Unless otherwise indicated in the applicable prospectus supplement, debt securities offered under this prospectus will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

DTC has informed us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, or Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each security, or the Beneficial Owner, is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the securities are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the securities, except in the event that use of the book-entry system for the securities is discontinued.

To facilitate subsequent transfers, all securities deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to securities unless authorized by a Direct Participant in accordance with DTC’s Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds, distributions, and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the applicable trustee, warrant agent, depositary or unit agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the applicable trustee, warrant agent, depositary or unit agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or the applicable trustee, warrant agent, depositary or unit agent. Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as depository with respect to the securities at any time by giving reasonable notice to us or to the applicable trustee, warrant agent, depositary or unit agent. Under such circumstances, in the event that a successor depository is not obtained, certificates are required to be printed and delivered. We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of Griffon, any registrar and transfer agent, trustee, any warrant agent, depositary or unit agent, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which case secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

Considerations Relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearing systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC. As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States. Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those clearing systems could change their rules and procedures at any time. Griffon does not have control over those systems or their participants and assumes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special Timing Considerations for Transactions in Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those clearing systems only on days when those systems are open for business. These clearing systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these clearing systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor any agent of ours has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities in any of three ways (or in any combination): (a) to or through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The securities may be sold “at-the-market” to or through a market maker or into an existing trading market for the securities, on an exchange or otherwise. The applicable prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters without a syndicate. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for soliciting these contracts.

Agents, underwriters or dealers may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make in respect thereof. Agents, underwriters or dealers may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Dechert LLP, New York, New York. Martin Nussbaum, a partner of Dechert LLP, owns 30,000 shares of our common stock and $225,000 principal amount of our 5.25% Senior Notes due 2022.

EXPERTS

The audited consolidated financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of ClosetMaid Corporation as of September 30, 2016 and 2017, and for each of the years in the three-year period ended September 30, 2017, included in Exhibit 99.1 of Griffon’s current report on Form 8-K/A filed on December 15, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement.

This prospectus incorporates by reference:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 filed with the SEC on November 20, 2017;

•	our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2017 and March 31, 2018 filed with the SEC on February 1, 2018 and May 4, 2018, respectively;

•	our Current Reports on Form 8-K and Form 8-K/A filed with the SEC on October 2, 2017; November 21, 2017; December 15, 2017; January 24, 2018; February 12, 2018; and May 3, 2018; and

•

The information in the Definitive Proxy Statement for our Annual Meeting of Stockholders filed with the SEC on December 18, 2017 that is incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017.

We also incorporate by reference any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the offering is terminated under this prospectus and any prospectus supplement; provided, however, that notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus.

You may obtain documents incorporated by reference into this prospectus at no cost by writing or telephoning us at the following address:

Griffon Corporation
Attention: Corporate Secretary
712 Fifth Avenue
New York, New York 10019
(212) 957-5000

Any statements contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this prospectus except as so modified or superseded.

WHERE YOU CAN FIND MORE INFORMATION

Griffon is subject to the information requirements of the Exchange Act, and it files unaudited quarterly and audited annual reports, proxy and information statements and other information with the SEC. You may read and copy all or any portion of the reports, proxy and information statements or other information Griffon files at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on operation of the public reference rooms. The SEC also maintains an Internet site which provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at the address http://www.sec.gov. In addition, Griffon posts its filed documents on its website at http://www.griffon.com. Except for the documents incorporated by reference into this prospectus, the information on Griffon’s website is not part of this prospectus. You can also inspect reports, proxy statements and other information about Griffon at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005.

4,855,109 Shares

GRIFFON CORPORATION

Common Stock

Prospectus Supplement

Joint Book-Running Managers

J.P. Morgan	Goldman Sachs & Co. LLC

Baird	Deutsche Bank Securities	Wells Fargo Securities

Co-Managers

CJS Securities	Sidoti & Company, LLC

June 14, 2018